Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound	Investor Contact Information: Rafael Tejada
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2021 Results

WALTHAM, Mass. (July 28, 2021) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended July 3, 2021.

Second Quarter 2021 Highlights

•Second quarter revenue increased 34% to $9.27 billion.
•Second quarter GAAP diluted earnings per share (EPS) increased 59% to $4.61.
•Second quarter adjusted EPS increased 44% to $5.60.

•Launched a range of new products including the Thermo Scientific Orbitrap IQ-X Tribrid Mass Spectrometer to advance complex small molecule research, and the Thermo Scientific Helios 5EXL Wafer DualBeam scanning electron microscope to support the development of increasingly smaller and more complex semiconductors. To advance cell analysis research, the Invitrogen Bigfoot Spectral Sorter and the Invitrogen Attune CytPix Flow Cytometer were also launched in the quarter.

•Announced collaborations with leading academic medical centers including the Mayo Clinic to accelerate the development and adoption of more precise and personalized diagnostics for blood-based cancers; a new clinical and commercial cGMP cell therapy manufacturing facility at University of California, San Francisco, to advance innovation in cell and gene therapy; and at the University of California, Davis, a research collaboration to support the rapid scale-up of large cohort studies and clinical research in metabolomics.

•Continued to expand both our capacity and capabilities to better serve our customers. In the quarter, we brought additional capacity online to support vaccine and therapy production globally and expanded the production of laboratory plastics in North America and Europe. Shortly after the quarter closed, we opened a new plasmid DNA facility in Carlsbad, California to meet rapidly growing demand for plasmid DNA-based therapies and mRNA-based vaccines.

•Building on our environmental sustainability initiatives, we committed to reach net-zero carbon emissions by 2050.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“Our team delivered an incredibly strong second quarter, building on our excellent start to the year. The strength of our base business reflects our proven growth strategy, and we continue to enable the societal response to the pandemic, which allowed us to deliver exceptional performance in revenue, earnings and free cash flow for the quarter,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “We extended our leading innovation track record, and our ongoing investments in talent, capabilities and infrastructure are positioning our company for an even brighter future.”

Casper added, “We’re in a great position at the halfway point of the year and on track to deliver an outstanding 2021.”

Second Quarter 2021

Revenue for the quarter grew 34% to $9.27 billion in 2021, versus $6.92 billion in 2020. Organic revenue growth was 28%; acquisitions increased revenue by 2% and currency translation increased revenue by 5%1. Organic revenue growth from the base business was 27%. COVID-19 response revenue was $1.9 billion.

GAAP Earnings Results

GAAP diluted EPS in the second quarter of 2021 increased 59% to $4.61, versus $2.90 in the same quarter last year. GAAP operating income for the second quarter of 2021 was $2.16 billion, compared with $1.39 billion in the year-ago quarter. GAAP operating margin was 23.3%, compared with 20.1% in the second quarter of 2020.

Non-GAAP Earnings Results

Adjusted EPS in the second quarter of 2021 increased 44% to $5.60, versus $3.89 in the second quarter of 2020. Adjusted operating income for the second quarter of 2021 grew 44% compared with the year-ago quarter. Adjusted operating margin was 29.0%, compared with 27.0% in the second quarter of 2020.

2021 Guidance Update

Thermo Fisher is raising its 2021 revenue and earnings guidance. The company is raising its revenue guidance by $300 million to $35.90 billion; this would result in 11% revenue growth over 2020. The company is raising its adjusted EPS guidance by $0.10 to $22.07, which would represent 13% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

Life Sciences Solutions Segment revenue grew 37% to $3.56 billion in the second quarter of 2021, compared with revenue of $2.60 billion in the second quarter of 2020. Segment adjusted operating margin was 48.3%, versus 47.4% in the 2020 quarter.

1 The components of revenue growth do not sum due to rounding

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 41% to $1.48 billion in the second quarter of 2021, compared with revenue of $1.05 billion in the second quarter of 2020. Segment adjusted operating margin was 18.9%, versus 12.9% in the 2020 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 25% to $1.24 billion in the second quarter of 2021, compared with revenue of $0.99 billion in the second quarter of 2020. Segment adjusted operating margin was 19.9%, versus 21.6% in the 2020 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment revenue grew 29% to $3.58 billion in the second quarter of 2021, compared with revenue of $2.79 billion in the second quarter of 2020. Segment adjusted operating margin was 12.4%, versus 10.1% in the 2020 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Based on acquisitions closed through the end of the second quarter of 2021, adjusted EPS will exclude approximately $3.40 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher Scientific’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher Scientific’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher Scientific’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher Scientific does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher Scientific’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 28, 2021, at 8:30 a.m. Eastern time. To listen, dial (833) 714-0931 within the U.S. or (778) 560-2662 outside the U.S. The conference ID is 6292118. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 13, 2021.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding $30 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 80,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including our pending acquisition of PPD, Inc., may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, which are on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Condensed Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	July 3,	% of	June 27,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues

Revenues	$9,273		$6,917
Costs and Operating Expenses:
Cost of revenues (c)	4,585	49.4%	3,416	49.4%
Selling, general and administrative expenses (d)	1,614	17.4%	1,417	20.5%
Amortization of acquisition-related intangible assets	449	4.8%	417	6.1%
Research and development expenses	343	3.7%	264	3.8%
Restructuring and other costs (e)	119	1.3%	12	0.2%
	7,110	76.7%	5,526	79.9%
Operating Income	2,163	23.3%	1,391	20.1%
Interest Income	11		8
Interest Expense	(122)		(137)
Other Expense (f)	(5)		(9)
Income Before Income Taxes	2,047		1,253
Provision for Income Taxes (g)	(219)		(97)
Net Income	$1,828	19.7%	$1,156	16.7%

Earnings per Share:
Basic	$4.65		$2.92
Diluted	$4.61		$2.90
Weighted Average Shares:
Basic	393		395
Diluted	396		398

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,163	23.3%	$1,391	20.1%
Cost of Revenues Charges (c)	—	0.0%	2	0.0%
Selling, General and Administrative (Credits) Charges (d)	(42)	-0.4%	42	0.6%
Restructuring and Other Costs (e)	119	1.3%	12	0.2%
Amortization of Acquisition-related Intangible Assets	449	4.8%	417	6.1%
Adjusted Operating Income (b)	$2,689	29.0%	$1,864	27.0%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,828		$1,156
Cost of Revenues Charges (c)	—		2
Selling, General and Administrative (Credits) Charges (d)	(42)		42
Restructuring and Other Costs (e)	119		12
Amortization of Acquisition-related Intangible Assets	449		417
Other Expense (f)	8		25
Benefit from Income Taxes (g)	(142)		(104)
Adjusted Net Income (b)	$2,220		$1,550

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$4.61		$2.90
Cost of Revenues Charges, Net of Tax (c)	0.00		0.00
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.11)		0.08
Restructuring and Other Costs, Net of Tax (e)	0.23		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.88		0.85
Other Expense, Net of Tax (f)	0.01		0.05
Benefit from Income Taxes (g)	(0.02)		(0.02)
Adjusted EPS (b)	$5.60		$3.89

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,227		$1,886
Purchases of Property, Plant and Equipment	(540)		(269)
Proceeds from Sale of Property, Plant and Equipment	—		2
Free Cash Flow	$1,687		$1,619

Segment Data	Three Months Ended
	July 3,	% of	June 27,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$3,557	38.4%	$2,602	37.6%
Analytical Instruments	1,481	16.0%	1,051	15.2%
Specialty Diagnostics	1,235	13.3%	988	14.3%
Laboratory Products and Services	3,583	38.6%	2,787	40.3%
Eliminations	(583)	-6.3%	(511)	-7.4%
Consolidated Revenues	$9,273	100.0%	$6,917	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,718	48.3%	$1,234	47.4%
Analytical Instruments	280	18.9%	135	12.9%
Specialty Diagnostics	245	19.9%	214	21.6%
Laboratory Products and Services	446	12.4%	281	10.1%
Subtotal Reportable Segments	2,689	29.0%	1,864	27.0%

Cost of Revenues Charges (c)	—	0.0%	(2)	0.0%
Selling, General and Administrative Credits (Charges) (d)	42	0.4%	(42)	-0.6%
Restructuring and Other Costs (e)	(119)	-1.3%	(12)	-0.2%
Amortization of Acquisition-related Intangible Assets	(449)	-4.8%	(417)	-6.1%
GAAP Operating Income (a)	$2,163	23.3%	$1,391	20.1%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2021 and 2020 include certain third-party expenses, principally transaction/integration costs related to recent/terminated acquisitions. Reported results in 2021 also include $60 of credits for changes in estimates of contingent acquisition consideration.
(e) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2021 also include $110 of charges for impairment of acquired technology.
(f) Reported results in 2021 include $6 of amortization of bridge loan commitments fees related to a pending acquisition and $2 of losses on investments. Reported results in 2020 include $27 of costs for a subsequently terminated acquisition, primarily for amortization of bridge loan commitments fees and entering hedging contracts, offset in part by $2 of gains from investments.
(g) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income. Reported results in 2021 also include $8 of incremental tax benefit from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes. Reported results in 2020 also include $2 of incremental tax benefit from audit settlements.
Notes:
Consolidated depreciation expense is $211 and $157 in 2021 and 2020, respectively.

Base Business Organic Revenue Growth
Three Months Ended
July 3,
2021

Revenue Growth	34%
COVID-19 Response Revenue (a)	2%
Base Business Revenue Growth	32%
Acquisitions	0%
Currency Translation	5%
Base Business Organic Revenue Growth	27%

(a) COVID-19 response revenue includes effects of COVID-19 response revenues from acquired businesses and foreign currency translation.

Condensed Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	July 3,	% of	June 27,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues

Revenues	$19,179		$13,147
Costs and Operating Expenses:
Cost of revenues (c)	9,142	47.7%	6,781	51.6%
Selling, general and administrative expenses (d)	3,157	16.5%	2,668	20.3%
Amortization of acquisition-related intangible assets	872	4.5%	842	6.4%
Research and development expenses	663	3.5%	509	3.9%
Restructuring and other costs (e)	133	0.7%	50	0.4%
	13,967	72.8%	10,850	82.5%
Operating Income	5,212	27.2%	2,297	17.5%
Interest Income	23		44
Interest Expense	(247)		(263)
Other (Expense) Income (f)	(188)		3
Income Before Income Taxes	4,800		2,081
Provision for Income Taxes (g)	(635)		(137)
Net Income	$4,165	21.7%	$1,944	14.8%

Earnings per Share:
Basic	$10.58		$4.91
Diluted	$10.50		$4.87
Weighted Average Shares:
Basic	394		396
Diluted	397		399

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$5,212	27.2%	$2,297	17.5%
Cost of Revenues Charges (c)	8	0.0%	4	0.0%
Selling, General and Administrative (Credits) Charges (d)	(26)	-0.1%	48	0.4%
Restructuring and Other Costs (e)	133	0.7%	50	0.4%
Amortization of Acquisition-related Intangible Assets	872	4.5%	842	6.4%
Adjusted Operating Income (b)	$6,199	32.3%	$3,241	24.7%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$4,165		$1,944
Cost of Revenues Charges (c)	8		4
Selling, General and Administrative (Credits) Charges (d)	(26)		48
Restructuring and Other Costs (e)	133		50
Amortization of Acquisition-related Intangible Assets	872		842
Other Expense (f)	205		39
Benefit from Income Taxes (g)	(272)		(202)
Adjusted Net Income (b)	$5,085		$2,725

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$10.50		$4.87
Cost of Revenues Charges, Net of Tax (c)	0.01		0.01
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.09)		0.10
Restructuring and Other Costs, Net of Tax (e)	0.26		0.10
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.72		1.67
Other Expense, Net of Tax (f)	0.44		0.07
(Benefit from) Provision for Income Taxes (g)	(0.03)		0.01
Adjusted EPS (b)	$12.81		$6.83

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$4,205		$2,242
Purchases of Property, Plant and Equipment	(1,168)		(522)
Proceeds from Sale of Property, Plant and Equipment	5		6
Free Cash Flow	$3,042		$1,726

Segment Data	Six Months Ended
	July 3,	% of	June 27,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$7,760	40.5%	$4,376	33.3%
Analytical Instruments	2,868	15.0%	2,152	16.4%
Specialty Diagnostics	2,850	14.9%	1,946	14.8%
Laboratory Products and Services	7,180	37.4%	5,517	42.0%
Eliminations	(1,479)	-7.8%	(844)	-6.5%
Consolidated Revenues	$19,179	100.0%	$13,147	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$3,997	51.5%	$1,909	43.6%
Analytical Instruments	552	19.3%	306	14.2%
Specialty Diagnostics	673	23.6%	450	23.1%
Laboratory Products and Services	977	13.6%	576	10.4%
Subtotal Reportable Segments	6,199	32.3%	3,241	24.7%

Cost of Revenues Charges (c)	(8)	0.0%	(4)	0.0%
Selling, General and Administrative Credits (Charges) (d)	26	0.1%	(48)	-0.4%
Restructuring and Other Costs (e)	(133)	-0.7%	(50)	-0.4%
Amortization of Acquisition-related Intangible Assets	(872)	-4.5%	(842)	-6.4%
GAAP Operating Income (a)	$5,212	27.2%	$2,297	17.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2021 include charges for the sale of inventories revalued at the date of acquisition. Reported results in 2020 include $2 of charges to conform the accounting policies of a recently acquired business with the company's accounting policies and $2 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2021 and 2020 include certain third-party expenses, principally transaction/integration costs related to recent/terminated acquisitions. Reported results in 2021 also include $58 of credits for changes in estimates of contingent acquisition consideration.
(e) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2021 also include $110 of charges for impairment of acquired technology and $13 of charges for compensation contractually due to employees of acquired businesses at the date of acquisition.
(f) Reported results in 2021 include $197 of losses on the early extinguishment of debt, $6 of amortization of bridge loan commitments fees related to a pending acquisition and $2 of losses on investments. Reported results in 2020 include $44 of costs for a subsequently terminated acquisition, primarily for entering hedging contracts and amortization of bridge loan commitments fees; and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $6 of gains from investments.
(g) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income and $12 and $(6) of incremental tax benefit (provision), respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes. Reported results in 2020 also include $2 of incremental tax benefit from audit settlements.
Notes:
Consolidated depreciation expense is $409 and $306 in 2021 and 2020, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	July 3,	December 31,
(In millions)	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$7,023	$10,325
Accounts receivable, net	5,476	5,741
Inventories	4,625	4,029
Other current assets	2,136	1,862
Total current assets	19,260	21,957
Property, Plant and Equipment, Net	6,560	5,912
Acquisition-related Intangible Assets, Net	12,390	12,685
Other Assets	2,584	2,457
Goodwill	26,904	26,041
Total Assets	$67,698	$69,052

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$4	$2,628
Other current liabilities	6,921	7,676
Total current liabilities	6,925	10,304
Other Long-term Liabilities	5,146	5,134
Long-term Obligations	18,773	19,107
Total Shareholders' Equity	36,854	34,507
Total Liabilities and Shareholders' Equity	$67,698	$69,052

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	July 3,	June 27,
(In millions)	2021	2020

Operating Activities
Net income	$4,165	$1,944

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,281	1,148
Change in deferred income taxes	(307)	(318)
Other non-cash expenses, net	513	202
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(1,447)	(734)
Net cash provided by operating activities	4,205	2,242

Investing Activities
Acquisitions, net of cash acquired	(1,425)	(3)
Purchases of property, plant and equipment	(1,168)	(522)
Proceeds from sale of property, plant and equipment	5	6
Other investing activities, net	(36)	—
Net cash used in investing activities	(2,624)	(519)

Financing Activities
Net proceeds from issuance of debt	—	3,464
Repayment of debt	(2,805)	(2)
Net proceeds from issuance of commercial paper	—	383
Repayment of commercial paper	—	(387)
Purchases of company common stock	(2,000)	(1,500)
Dividends paid	(190)	(163)
Net proceeds from issuance of company common stock under employee stock plans	72	125
Other financing activities, net	(3)	(121)
Net cash (used in) provided by financing activities	(4,926)	1,799

Exchange Rate Effect on Cash	44	(107)
(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(3,301)	3,415
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	10,336	2,422
Cash, Cash Equivalents and Restricted Cash at End of Period	$7,035	$5,837

Free Cash Flow (a)	$3,042	$1,726

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.